A special meeting of each fund's shareholders was held on June 18, 2013. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
Ned C. Lautenbach
Affirmative	25,828,395,115.78	94.160
Withheld	1,602,101,684.27	5.840
TOTAL	27,430,496,800.05	100.000
Ronald P. O'Hanley
Affirmative	25,907,936,922.24	94.450
Withheld	1,522,559,877.81	5.550
TOTAL	27,430,496,800.05	100.000
David A. Rosow
Affirmative	25,805,492,959.91	94.076
Withheld	1,625,003,840.14	5.924
TOTAL	27,430,496,800.05	100.000
Garnett A. Smith
Affirmative	25,892,258,831.97	94.393
Withheld	1,538,237,968.08	5.607
TOTAL	27,430,496,800.05	100.000
William S. Stavropoulos
Affirmative	25,738,476,030.34	93.832
Withheld	1,692,020,769.71	6.168
TOTAL	27,430,496,800.05	100.000
Michael E. Wiley
Affirmative	25,923,640,743.27	94.507
Withheld	1,506,856,056.78	5.493
TOTAL	27,430,496,800.05	100.000
PROPOSAL 2
To approve a management contract between Chemicals Portfolio and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	600,773,276.46	85.043
Against	29,286,169.06	4.146
Abstain	34,902,434.23	4.941
Broker Non-Vote	41,473,452.59	5.870
TOTAL	706,435,332.34	100.000
PROPOSAL 2
To approve a management contract between Gold Portfolio and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	1,324,132,405.74	82.001
Against	87,695,443.27	5.431
Abstain	81,563,532.56	5.051
Broker Non-Vote	121,395,496.57	7.517
TOTAL	1,614,786,878.14	100.000
PROPOSAL 2
To approve a management contract between Materials Portfolio and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	782,680,671.91	69.186
Against	33,398,286.37	2.953
Abstain	38,711,653.50	3.421
Broker Non-Vote	276,491,097.39	24.440
TOTAL	1,131,281,709.17	100.000
PROPOSAL 3

For Chemicals Portfolio, a shareholder proposal requesting that the Board of Trustees institute "Procedures to prevent holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity."B

	# of Votes	% of Votes
Affirmative	200,053,273.64	28.319
Against	426,082,436.76	60.315
Abstain	38,826,169.26	5.496
Broker Non-Vote	41,473,452.68	5.870
TOTAL	706,435,332.34	100.000
A Denotes trust-wide proposal and voting results.
B Proposal was not approved by shareholders.